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                                                                   EXHIBIT 10.14

                          EXECUTIVE EMPLOYMENT CONTRACT

                  THIS AGREEMENT is between Gary C. Reed ("Executive") and Aristech Chemical Corporation, a Delaware Corporation having its principal place of business in the City of Pittsburgh, Pennsylvania ("the Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Company has embarked on a significant restructuring of the Company, involving, among other things, the possible sale or transfer of certain product lines, as a result of which the security of the positions and incomes of senior executives has been questioned; and

                  WHEREAS, the Company desires to make a significant commitment to its executives and to obtain from them a similar commitment, so that the restructuring can be completed without the loss of its key executives and without compromising their professional security; and

                  WHEREAS, the Company has offered to employ Executive under the terms and conditions set forth below and Executive has accepted employment under those terms and conditions,

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

                  1. EMPLOYMENT. The Company will employ Executive, and Executive agrees to serve, as Senior Vice President - Polymers, in accordance with the terms of this Agreement. During the term of this Agreement, and excluding any periods of vacation and sick leave to which Executive is entitled, the Executive agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge


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responsibilities assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such responsibilities.

                  2. TERM. This Contract will become effective when signed by both parties and shall remain in effect for a period of three years thereafter, unless earlier terminated under the provisions of Paragraph 4.

                  3. COMPENSATION. Executive shall be paid a minimum base annual salary of $244,470, which salary will be subject to adjustment annually by the Compensation Committee of the Board. Executive will be eligible to participate in such stock option, annual bonus, deferred compensation, incentive, retirement and employee welfare benefit plans to the extent such plans or programs are applicable generally to other peer executives of the Company, but in no event shall such plans or programs provide the Executive with benefits less favorable than those offered to him as of the effective date of this Agreement. Executive will be eligible for severance pay as provided in Paragraph 4. Executive waives all rights under the Aristech Chemical Corporation Severance Program. Executive will continue to be entitled to the Company-paid perquisites currently provided to him, such as financial planning assistance, access to dining or recreational clubs and a parking space in the Headquarters Building.

                  4. TERMINATION OF EMPLOYMENT. Executive's employment may be terminated by the Company for good cause (defined below), upon Executive's disability (defined below) or without cause. Executive may terminate his employment hereunder for Good Reason (defined below) or without reason. Upon termination of the Agreement by either party for any reason, Executive will be paid accrued salary, unused earned vacation, a pro-rated annual bonus and any other compensation which is accrued and unpaid as of the date of



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termination, as well as any unreimbursed appropriately documented authorized business expenses. In the case of termination by the Company without cause or for disability, or termination by the Executive for Good Reason, Executive will be entitled to the following additional payments, upon signing a separation agreement and general release of the Company from all liability relating to Executive's employment and employment termination (the "Separation Agreement"):

                  a. Termination without good cause or by the Executive for Good Reason. If the employment is terminated by the Company without good cause or by the Executive for Good Reason, the Executive will be entitled to a payment equal to the sum of three years' base salary and three years' annual bonus at 50% of base salary (target), payable in a lump sum. All payments will be subject to required payroll deductions and withholdings. For a period of three years after termination of employment, the Company will continue Executive's health, dental, vision, prescription, and life insurance coverage and paid financial planning assistance on the same terms as such coverage and assistance were provided as of the effective date of this Agreement. All other Company-paid perquisites will terminate on the date of termination.

                  b. Termination Due to Disability of Executive. If Executive is unable to substantially perform the duties of his position because of physical or mental impairment or illness for an aggregate of six months during any twelve month period, the Company may elect to terminate Executive's employment, in which case all obligations of the Company under this agreement shall terminate, except that the Company shall continue Executive's pre-termination base salary, health, dental, vision, prescription and life insurance coverage for a period of twelve months after the termination date, reduced by any disability payments for which Executive is eligible under any Company-sponsored disability plans. For purposes of this paragraph "disability" means the absence of the Executive from the Executive's duties with the Company due to physical or mental incapacity, which incapacity and its cause for such absence is determined by a physician selected by the Company or its insurers and acceptable to Executive or the Executive's legal representative.



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                  As used throughout this Agreement, "good cause" means and is limited to (i) action by the Executive involving willful and wanton malfeasance involving specifically a wholly wrongful act; (ii) the Executive being convicted of, or pleading guilty/nolo contendere to, a felony; (iii) an intentional, material and substantial violation by the Executive of a rule, regulation, policy or procedure of the Company generally applicable to all employees; (iv) a substantial and material neglect of Executive's duties, which remains uncorrected after written notice thereof and a cure period of thirty days; or
(v) a material failure by the Executive to follow a directive of the Board of Directors of the Company or the Executive's boss, but only if such directive does not require the Executive to violate Company policy, or his professional or ethical responsibilities. The Executive Committee of the Board (or its equivalent in a successor corporation) will determine the existence of good cause, after written notice of the charges to the Executive and an opportunity for the Executive to be heard.

         During the term of this Agreement it shall not be a violation of this Agreement for the Executive to serve on a corporate, civic or charitable board or committee; deliver lectures, fulfill speaking engagements or teach at educational institutions; or to manage personal investments, so long as such activities do not violate applicable corporate policy or procedures as in effect on the effective date of this Agreement and do not materially interfere with the performance of Executive's duties and responsibilities. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the effective date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the effective date of this Agreement


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shall not thereafter be deemed to interfere with the performance of Executive's duties hereunder or to the Executive's responsibilities to the Company.

                  As used herein, the term "Good Reason" means a material diminution of the Executive's authorities, duties, responsibilities, or status (including offices, titles, and reporting requirements); a reduction in Executive's base salary or any material reduction by the Company of the Executive's other compensation or benefits from that in effect as of the effective date of this Agreement; provided, however, that the executive will not have "Good Reason" to terminate the employment for the foregoing reasons unless the condition continues uncorrected for thirty or more days after written notice to Executive's immediate superior or the Board specifying the condition(s) with specific reference to this provision of the Agreement. If a sale or transfer of the Company's assets or stock or any other transaction results in Executive no longer being employed by a corporation controlled by Mitsubishi Corporation, Executive will be deemed to have Good Reason to terminate the Agreement, unless the purchaser or subsequent employer offers Executive employment in a position which is at a location which is within fifty miles of Executive's then-primary office location and accepts a full and complete assignment of this Agreement and agrees to discharge all obligations to Executive hereunder, including but not limited to offering a position which is substantially equivalent in duties, responsibilities and status. If, notwithstanding the foregoing, Executive accepts an offer of employment with the purchaser which provides for a lower salary or benefits package, then the Company's payment obligation to Executive under subparagraph (a) above will be satisfied by a payment equal to the difference in value between the salary and benefits package provided for herein and the salary and benefits package accepted by Executive calculated over a three-year term.




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                  The payment under subparagraph (a) will be made, and the
salary continuation payments under subparagraph (b) will begin, within thirty days after the Executive executes the Separation Agreement, which is attached hereto as Exhibit A. Executive authorizes the Company to withhold from any salary continuation payments all amounts for which he is indebted to the Company for premium contributions, loans, overpayments, damaged or unreturned property, unreimbursed personal charges on Company credit cards or otherwise.

                  If, under the terms of a plan or insurance contract, the Company is unable to extend a welfare benefit beyond termination of employment, the Company will pay Executive in cash an amount equal to the all-in cost to provide the benefit(s) while the Executive was employed. This payment, if any, will be made within thirty days after the date of termination.

         In the event that a change in control or ownership, as defined in Treasury Regulations proposed or promulgated under the Internal Revenue Code
Section 280G, causes a payment to be made to the Executive hereunder, and if the payments to the Executive are deemed to constitute excess parachute payments under Section 280G, the Company will pay Executive an additional amount sufficient to cover any applicable excise taxes. This provision will survive the termination of this Agreement for a period equal to the statute of limitations for the Internal Revenue Service to challenge Executive's personal income tax returns.

         5. RETENTION INCENTIVE. If Executive remains actively employed pursuant to the terms and conditions of this Agreement until the earlier of (a) one year from the effective date of this Agreement or (b) the date on which Executive is terminated without good cause, the Company will pay Executive a bonus equal to 180% of Executive's base salary. Such payment will be made within thirty days of its being earned hereunder.



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         The bonus payments under this paragraph are in lieu of any payment otherwise due under the Company's Variable Bonus Plan.

         6. TRANSACTION INCENTIVES. If the Company sells or transfers assets within twelve months of the effective date of this Agreement (the assets actually or deemed sold and/or transferred within such twelve month period referred to in the aggregate as the "Transaction"), then the Company will pay the Executive a bonus payment calculated as follows:

a. If the Value of the Transaction is equal to or less than $1 billion, then the bonus payment will equal 25% of the Executive's base salary;

b. If the Value of the Transaction is greater than $1 billion, then the bonus will equal 50% of the Executive's base salary with interpolation up to 99.9% of base salary to an aggregate Value of the Transaction of $1.3 billion;

c. If the Value of the Transaction is greater than $1.3 billion, then the bonus will equal 100% of the Executive's base salary with interpolation up to 199.9% of base salary to an aggregate Value of the Transaction of $1.5 billion; and

d. If the Value of the Transaction is greater than $1.5 billion, then the bonus will be 200% of the Executive's base salary.

         For purposes of this paragraph: Value for sold assets means cash received and/or debt assumed in exchange for the assets sold. Value for assets transferred or contributed for other than cash or debt assumed means the Enterprise Value of the assets as determined by the Company's investment banker for the Transaction. Enterprise Value means the transferred or contributed assets' discounted cash flow value plus terminal value, and shall be calculated in



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accordance with the standard calculation of Enterprise Value in the investment banking profession.

         If within twelve months only a part of the Company's assets are sold or transferred, then the assets not sold or transferred shall be deemed to have the following Value for purposes of calculating the aggregate Value of the Transaction and for purposes of determining any bonuses payable hereunder:

                  LINE OF                               DEEMED
                  BUSINESS                           VALUES ($MM)
                  --------               ----------------------------------
                  Polypropylene          (Confidential Treatment Requested)
                  Phenol                 (Confidential Treatment Requested)
                  Plasticizers           (Confidential Treatment Requested)
                  Acrylics               (Confidential Treatment Requested)
                  ---------------------------------------------------------
                  TOTAL                  (Confidential Treatment Requested)

         The Company is currently waiting for results of an Enterprise Value analysis of the Company's assets, which is being performed by the Company's current investment bankers Morgan Stanley Dean Witter (MSDW). The Deemed Values set forth above will be changed to those in the MSDW Enterprise Value analysis to the extent that any such values are lower by 15% or more than those set forth for any Line of Business. In such case, the financial targets set forth in sections a, b, c, and d above will be adjusted downward proportionally to reflect any adjustments in the Deemed Values.



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         To be entitled to this Transaction Incentive payment, the Executive agrees to be employed for at least thirteen months from the effective date of this Agreement, unless terminated earlier by the Company without good cause. The bonus, if earned hereunder, will be paid to Executive in a lump sum within thirty days of the earlier of (a) the expiration of the thirteenth month from the effective date of this Agreement, or (b) the date on which the last of the assets are sold.

         The Transaction Incentives payable under this paragraph are in lieu of and replace any year 2000 grants to the Executive under the Company's Phantom Stock Option Plan, and Executive waives any rights to any such grants.

                  7. NONSOLICITATION/CONFIDENTIAL INFORMATION. The following definitions apply to this Paragraph:

                                    a. Confidential Business Information.
                  Confidential Business Information, as used in this Agreement, includes, but is not limited to, non-public Company information relating to: manufacturing processes; product formulations; research and development activities; inventions and inventions in process; expansion or acquisition plans; existing and prospective marketing plans and activities; past, existing and future litigation and litigation strategies; the identity of all customers' key employees, contact persons and requirements; operating costs; prices and other customer contract provisions; bid or proposal opportunities; the identities and compensation arrangements of key employees of the Company; business plans and strategies; and other non-public information which is of value to the Company or to a competitor, regardless of whether such information is patented, patentable, copyrighted, or technically classifiable as a trade secret.

                                    b. Competitive Business. The term
                  Competitive Business means the manufacture or provision of the same products or services manufactured or provided by the Company during Executive's employment.



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                  Executive covenants and agrees that during and for a period of two years after termination of his employment, whether the termination is voluntary or involuntary and regardless of the reason therefor, Executive will not solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate employment or to become employed by another person or entity which is engaged in a Competitive Business.

                  Executive agrees to hold and safeguard for the benefit of the Company all Confidential Business Information acquired or developed during the employment relationship. Executive will not, without the prior written consent of an officer of the Company, during the employment term or thereafter, misappropriate, use for his own advantage, disclose or otherwise make available Confidential Business Information to any person, except in the good faith performance of Executive's job duties while employed by the Company to persons having a need to know such information for the benefit of the Company.

                  Before disclosing Confidential Business Information under the compulsion of legal process, Executive agrees to give prompt notice to the Company of the fact that he has been served with legal process which may require the disclosure of such Information.

                  Upon termination of Executive's employment, he agrees immediately to return to the Company all Confidential Business Information in his possession or under his control. Executive agrees that he will not retain any copies or reproductions of Confidential Business Information.

                  Executive agrees, during the two-year period after termination of employment with the Company, to notify the Company of any offer of employment, consulting agreement or ownership opportunity which may involve a Competitive Business, before accepting such



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offer and sufficiently in advance thereof to permit the Company to protect its rights hereunder. Executive further agrees, that upon acceptance of any offer to become an employee or consultant of a Competitive Business, to make full disclosure of the existence and contents of this Paragraph to the prospective employer or principal, and hereby authorizes the Company to do the same.

                  Executive recognizes that irreparable harm will result to the Company if Executive were to breach the covenants of this Paragraph 7. The Company shall have the right, therefore, in addition to and not in lieu of any other remedies which may be available at law or in equity, to apply to any Court of competent jurisdiction to restrain, temporarily and permanently, Executive from violating these provisions.

                  8. GENERAL. a. This Agreement will be enforceable by, and shall inure to the benefit of, the Company, its successors and assigns. The Agreement may be assigned by the Company to a successor without the prior consent of Executive.

                  b. The failure or refusal of either party to enforce this Agreement or to assert a violation hereof in a particular situation shall not be, and shall not be regarded as, a waiver of any other or subsequent breach of the same or any other provision of this Agreement.

                  c. This Agreement may not be modified, amended or terminated orally, but only by a written agreement which is signed by the Chief Executive Officer of the Company and by the Executive.

                  d. This Agreement supersedes all prior and contemporaneous agreements which relate to the terms and conditions of Executive's employment, including any Change in Control Agreements, except for the Company's benefit plans and compensation programs offered to executives or employees generally.



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                  e. The enforceability and interpretation of this Agreement shall be determined according to the laws of the Commonwealth of Pennsylvania, without regard to its choice or conflict of laws principles.

                  f. All claims or disputes between Executive and the Company arising out of this Agreement shall be settled by final and binding arbitration conducted in Pittsburgh, Pennsylvania under the American Arbitration Association's Employment Dispute Resolution Rules. The claim shall be heard and decided by a single arbitrator selected in accordance with those Rules, except that the arbitrator shall be an attorney who has been a member of the Bar of a state for at least 15 years. The award rendered by the arbitration panel shall be final and binding as between the parties, their heirs, executors, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The party initiating an arbitration shall advance the required filing and administrative fees and the parties shall each advance one-half of the arbitrator's fee, pending issuance of an award allocating fees and expenses as provided in subparagraph (g).

                  g. In any arbitration or other legal proceedings between the parties, if the Executive substantially prevails he will be entitled to recover his costs, including reasonable attorneys' fees and all arbitration expenses, from the Company. If the Executive does not substantially prevail and it is determined that the claim or defense of the Executive was frivolous, the Company shall be entitled to recover its costs, including reasonable attorneys' fees and arbitration expenses, from the Executive.





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                  IN WITNESS WHEREOF, the parties have signed this Agreement on the 30th day of June, 2000.


                                                   ARISTECH CHEMICAL CORPORATION


                                                   By: /s/ T. ISHIBASHI
                                                      --------------------------


                                                   EXECUTIVE:

                                                   /s/ GARY C. REED
                                                   -----------------------------








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